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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-39332 of Concord EFS, Inc. ("Concord") on Form S-4 in connection with the merger of Cash Station, Inc. and Concord, of our report dated March 17, 2000 (April 12, 2000 as to Note 9.) with respect to the financial statements of Cash Station, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in the proxy statement and prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such proxy statement and prospectus.



                                                     /s/ Deloitte & Touche LLP



Chicago, Illinois

June 27, 2000